Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 11, 2023, with respect to the consolidated financial statements included in the Annual Report of Symbotic Inc. on Form 10-K for the year ended September 30, 2023. We consent to the incorporation by reference of said reports in the Registration Statement of Symbotic Inc. on Form S-8 (File No. 333-266829).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
December 11, 2023